EXHIBIT 3.1

Amended and Restated Articles of incorporation of the Corporation.

1.  The name of the corporation is Jones Apparel Group, Inc.

2. The location and post office address of the initial registered office of the corporation in this Commonwealth is 220 Rittenhouse Circle, Keystone Industrial Park, Bristol, Pennsylvania, 19007.

3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes: the corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law, including to power to engage in manufacturing, this corporation being incorporated under the said Business Corporation Law.

4.  The term for which the corporation is to exist is perpetual.

5. The aggregate number of shares which the corporation shall have authority to issue is: ONE HUNDRED ONE MILLION (101,000,000) consisting of (i) One Hundred Million (100,000,000) shares of Common Stock of the par value of $.01 per share and (ii) One Million (1,000,000) shares of Preferred Stock of the par value of $.01 per share.

    The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof of the Preferred Stock, and of the Common Stock are as follows:

    A. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 5, to file an amendment to the corporation's Articles of Incorporation pursuant to 15 Pa.C.S.
Section 1914(c) to provide for the issuance of the Preferred Stock in series and to establish the number of shares to be included in each such series. The Preferred Stock may be issued either as a class without series, or as so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term "Preferred Stock" is used in this Article 5, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both, unless the context shall otherwise require. There is hereby expressly granted to the Board of Directors of the corporation authority, subject to the limitations provided by law, to fix the voting power, the designations, and the relative preferences, powers, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series of said Preferred Stock and the variations in the relative powers, rights, preferences and limitations as between series, and to increase the number of shares constituting each series, and to decrease such number of shares (but not less than the number of outstanding shares of the series), in the resolution or resolutions adopted by the Board of Directors providing for the issue of said Preferred Stock.

    The authority of the Board of Directors of the corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

      1.  The designation of the series;

      2.  The number of shares initially constituting such series;

      3. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

      4. The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and, (i) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (ii) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

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      5.  Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under conditions and at different redemption dates;

      6. The amount payable on the shares of such series in the event of a dissolution of, or upon any distribution of the assets of, the corporation;

      7. Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustments to be made in connection with such conversion or exchange;

      8. Whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more or less than one vote per share;

      9. Whether or not a purchase fund shall be provided for the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

     10. Whether or not a sinking fund shall be provided for the redemption of the shares of such series and if such a sinking fund shall be provided, the terms and conditions thereof; and

     11. Any other powers, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article 5 or the limitations provided by law.

    B.  Common Stock.

      1. Subject to the rights of the Preferred shareholders, the holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board of Directors of the Corporation in its discretion, from time to time, out of any funds or assets of the corporation lawfully available for the payment of such dividends.

      2. In the event of any liquidation, dissolution or winding up of the corporation, or any reduction of its capital, resulting in a distribution of its assets to its shareholders, whether voluntary or involuntary, then, after there shall have been paid or set apart for the holders of the Preferred Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive, as a class, pro rata, the remaining assets of the corporation available for distribution to its shareholders.

      3. For any and all purposes of these Articles of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the corporation, nor a sale, transfer or lease of all or substantially all of the assets of the corporation, or any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the corporation.

      4. Except as otherwise expressly provided by law or in a resolution of the Board of Directors providing voting rights to the holders of the Preferred Stock, the holders of the Common Stock shall possess exclusive voting power for the election of directors and for all other purposes and each holder thereof shall be entitled to one vote for each share thereof.


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  6.  The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are):

      Name              Address                     Number and class of shares

      Frances Kuzinar   1510 The Fidelity Building       One (1) Common
                        Philadelphia, PA  19109

  7. In all elections for Directors, each shareholder entitled to vote shall be entitled to only one vote for each share held, it being intended hereby to deny shareholders the right of cumulative voting in the election of Directors.

  8. Except as otherwise provided by law, and subject to the provisions of, applicable law, any action which may be taken at a meeting of the shareholders or of a class of shareholders of the corporation may be taken without a meeting, provided a consent or consents in writing to such action, setting forth the action so taken, shall be (1) signed by the shareholders entitled to cast a majority (or such larger percentage as may be required by law) of the number of votes which all such shareholders are entitled to cast thereon, and
(2) filed with the Secretary of the corporation.


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